Contact: David Reavis     (216) 429-5036 Exhibit 99.1

Mutual Holding Company for TFS Financial Corporation
To Seek Member Approval for Dividend Waivers

CLEVELAND - May 29, 2018 - TFS Financial Corporation (Nasdaq: TFSL), (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, announced that Third Federal Savings and Loan Association of Cleveland, MHC, (the “MHC”), the mutual holding company that owns 81.0% of the Company’s outstanding common stock, will hold a special meeting of its members. The meeting will include a vote on a proposal to waive the MHC’s right to receive quarterly dividends totaling up to $1.00 per share that may be declared by the Company during the 12-month period following the member vote. All dividends on the Company’s common stock are declared at the discretion of the Company’s Board of Directors. The special meeting will be held on July 11, 2018.

Interim final regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) require that the MHC annually solicit the vote of its members to approve the proposed dividend waivers by the MHC. The MHC previously received the approval of its members at a July 19, 2017 meeting to waive the MHC’s right to receive quarterly dividends declared by the Company during the 12-month period ending July 19, 2018.

"My parents founded Third Federal on their honeymoon with a mission to help people achieve the American dream of home ownership and financial security,” said Marc A. Stefanski, chairman and CEO. “For eighty years, our customers have trusted and supported Third Federal; and for the past four years, we have felt that support as our customers have voted FOR this dividend waiver proposal. We are asking our customers to support us once again this year since we believe waiving the dividend is in their best interest, as well as our shareholders and Third Federal."

There can be no assurance that the members will approve the dividend waivers or that the Federal Reserve will not object to the waivers even if it is approved by members at the special meeting. A failure to obtain the waiver will likely result in a reduction in the dividend expected to be paid to public stockholders.

Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of March 31, 2018, the Company’s assets totaled $14.0 billion.
This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, the Company's plans regarding its dividends. These forward-looking statements involve risks and uncertainties that could cause the Company's results to differ materially from management's current expectations. The Company's risks and uncertainties are detailed in its filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement.